Exhibit 99.1

    Fred's Names Gerald Thompson EVP and Chief Operating Officer;
          Rick Chambers Promoted to EVP - Pharmacy Operations

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Aug. 29, 2006--Fred's Inc. (NASDAQ: FRED) today announced that Rick A. Chambers (age 42), Senior Vice President - Pharmacy Operations, has been promoted to Executive Vice President - Pharmacy Operation and Gerald E. Thompson, R.Ph., (age 56) has joined the Company as Executive Vice President and Chief Operating Officer.
    Chambers, who holds a Doctor of Pharmacy degree, joined Fred's in July 1992 and has served in various positions in the Company's Pharmacy Operations since then.
    Thompson, who retired from the Eckerd Corporation in 2004, has served on Fred's Board of Directors since 2005 and brings more than 30 years of retail and pharmacy operations experience to his new position. As Chief Operating Officer, Thompson will have responsibility for driving the supply chain, real estate, and pharmacy growth initiatives. He succeeds Douglas J. Tate, who has entered into a consulting relationship with Fred's to help ensure continuity in the Company's current operational initiatives.
    Commenting on the announcement, Michael J. Hayes, Chief Executive Officer, said, "During the past year, we have witnessed substantial changes taking place in the pharmacy area, including complex legislative modifications to the coverage provided by Medicare as well as significant turmoil in some state Medicare programs, most notably the sweeping overhaul of the TennCare program. Ricky Chambers has been instrumental in helping us successfully navigate these changes and has worked closely with our pharmaceutical supplier in 2005 to improve our contract."
    Hayes added, "We are pleased and fortunate that Jerry Thompson has joined our executive team. As a director, he has had a strong grasp of the strategic and operational opportunities available to our Company. His substantial experience in retail and pharmacy operations makes him a welcome addition to our management team. We think this combination of personnel is very exciting as we continue our drive to improve operating margins to 5%."
    Thompson retired from Eckerd in 2004 as senior vice president of pharmacy services. He joined Eckerd Corporation in 1997 as regional vice president, a position he had held for almost 10 years with Thrift Drug Stores prior to its merger with Eckerd that year. At different times during his career with Eckerd, Thompson held primary operating responsibility for approximately 2,000 stores and, as senior vice president, oversaw all of Eckerd's 2,800 pharmacies - which generated about $10 billion in annual sales. At time of his retirement, Eckerd was the fourth largest drug store retailer in the nation, with over 2,900 stores in 20 states and more than $13 billion in annual sales. Thompson also has served in the industry's trade organization, the National Association of Chain Drug Stores, where he participated in legislative activities on the federal and state level and was a member of the Association's Pharmacy and Governmental Affairs committees.

    Fred's, Inc. operates 673 discount general merchandise stores mainly in the southeastern United States, including 24 franchised
Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution center and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, ext. 2217
             www.fredsinc.com